Exhibit 24(c)2

February 3, 2022

Aaron P. Abramovitz, Daniel S. Tucker and Melissa K. Caen

Gentlemen and Ms. Caen:

As a director of Georgia Power Company, I hereby make, constitute, and appoint each of you as my true and lawful Attorney in my name, place, and stead, to sign and cause to be filed with the Securities and Exchange Commission the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and any necessary or appropriate amendment or amendments to such report, to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

/s/Andrew W. Evans

Andrew W. Evans